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                                                                    EXHIBIT 99.1

                     RealNetworks, Inc. Acquires NetZip, Inc

     SEATTLE, Jan. 25 /PRNewswire/ -- RealNetworks(R), Inc. (Nasdaq: RNWK), the recognized leader in media delivery on the Internet, today announced it has acquired privately-held NetZip, Inc., a leading developer and provider of Internet download management and utility software. NetZip has been a pioneer and leader in developing consumer-friendly technology to improve the reliability of downloading media and software files over the Internet.

     "The acquisition of NetZip enables RealNetworks to provide superior media and software delivery for tens of millions of Internet users," said Rob Glaser, founder and CEO, RealNetworks. "NetZip has established itself as the leader in a significant new category -- Internet download management. By joining NetZip's world-class development, marketing and operations teams with RealNetworks, we will further accelerate the development of the digital media distribution business."

     "We are extremely delighted to be joining forces with RealNetworks, the clear leader in Internet media delivery, as we now have the opportunity to make a dramatic, global, Internet-wide improvement in consumer media and software delivery," said Boris Jerkunica, CEO, NetZip, Inc. "From the first day of our business discussions with RealNetworks, there has been total alignment on the vision and opportunity ahead for Internet media delivery."

     RealNetworks has acquired NetZip, Inc. in exchange for approximately 1.7 million shares of RealNetworks stock. The acquisition, which will be accounted for as a purchase transaction, was completed today, resulting in NetZip now being wholly-owned by RealNetworks.

     NetZip's two co-founders, Boris Jerkunica, CEO and Phil Hill, VP Marketing, will be joining RealNetworks to continue to oversee the NetZip business. RealNetworks will be relocating NetZip headquarters from Atlanta, GA to Seattle, WA, and the majority of existing NetZip employees will join RealNetworks.

     RealNetworks intends to widely distribute NetZip products to its existing base of more than 95 million unique registered RealPlayer(R) users and more than 22 million unique registered RealJukebox(TM) users.
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NetZip Products

     NetZip's award-winning download technology has been installed by more than 14 million users. The NetZip product line includes: Download Demon, a powerful download tool; NetZip Classic, an Internet utility for file compression, transfer and management with more than 4 million downloads since February 1998; and FastView, a multiple file format viewer for viewing multimedia files on the Web and from e-mail attachments. For more information about NetZip products, please visit www.netzip.com.

     NetZip also brings to RealNetworks its successful SmartPartner software distribution partner program. SmartPartner enables partners to distribute a customized version of Download Demon to deliver a one step download and configuration of media and software from their Web sites to a user's desktops. Current NetZip SmartPartners and other partners include: Netscape, McAfee, C|Net, ZDNet, MP3.com, Internet.com, Activision, TUCOWS, Artist Direct, Tunes.com, Diamond Multimedia, PC World, Symantec and Prodigy.

About RealNetworks

     RealNetworks, Inc., based in Seattle, is the recognized leader in streaming media delivery on the Internet. It develops and markets software products and services designed to enable users of personal computers and other consumer electronic devices to send and receive audio, video and other multimedia services using the Web. Consumers can access and experience audio/video programming and download RealNetworks consumer software on the Internet at http://www.real.com. RealNetworks' systems and corporate information is located on the Internet at http://www.realnetworks.com.

     This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to RealNetworks' ability to provide an improved Internet download experience for millions of Internet users, RealNetworks' ability to lead and accelerate the development of digital media distribution, RealNetworks' distribution of NetZip products to RealNetworks' existing base of users, and RealNetworks' ability to continue to maintain its leadership in media delivery over the Internet and the success of recently introduced products and services. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. The potential risks and uncertainties include, among others, risks relating to the acquisition of NetZip and other acquisitions that RealNetworks' may determine to pursue in the future; RealNetworks' limited operating history; RealNetworks' history of losses; the fluctuation of future revenues; likely fluctuation in quarterly and annual operating results; intense competition from Microsoft and other streaming media product and service providers; the uncertain results of RealNetworks' recent extension of our business into downloadable media and local media delivery; risks associated with new product

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introductions, product delays and errors; RealNetworks' reliance on third parties to develop compelling content for delivery over the Internet; dependence on key personnel and the need to attract, train and retain qualified personnel for whom there is intense competition; challenges associated with managing rapid growth; RealNetworks' dependence on continued growth of the Internet as a medium for communications, commerce and advertising; risks relating to new competition and changing technology and market needs as broadband communications infrastructure develops; the importance of strategic relationships with leading companies in the broadcast, entertainment and technology industries; the evolving nature of the market for the Company's products and services; the continuation of the momentum in the streaming and digital music markets, the ability to continue profitability, strength in advertising and Web traffic to our site and the success of recent agreements with other companies; the Company's dependence on third parties for sales, technology, content and distribution; the possible increased intensification of competition in RealNetworks' industry as a result of continuing consolidation; the ability of the Company to continue to innovate and protect its intellectual property; and the volatility of the Company's stock price. More information about potential risk factors that could affect the Company's business and financial results is included in the Company's quarterly report on Form 10-Q for the three month period ended September 30, 1999, and from time to time, in other reports filed by the Company with the Securities and Exchange Commission.

     NOTE: RealNetworks, Real.com, RealPlayer and RealJukebox are trademarks or registered trademarks of RealNetworks, Inc. NetZip, Download Demon, NetZip Classic, FastView and SmartPartner are trademarks of NetZip, Inc. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.

     /CONTACT: media, Kari Day, 206-674-2358, or karid@real.com; or financial analysts, Paul Bialek, 206-674-2342, or pbialek@real.com, both of RealNetworks/


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